A special meeting of the fund's shareholders was held on March 19, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	11,610,250,061.21	95.143
Withheld	592,704,240.35	4.857
TOTAL	12,202,954,301.56	100.000
Dennis J. Dirks
Affirmative	11,685,717,439.03	95.761
Withheld	517,236,862.53	4.239
TOTAL	12,202,954,301.56	100.000
Edward C. Johnson 3d
Affirmative	11,570,214,714.52	94.815
Withheld	632,739,587.04	5.185
TOTAL	12,202,954,301.56	100.000
Alan J. Lacy
Affirmative	11,664,859,946.20	95.590
Withheld	538,094,355.36	4.410
TOTAL	12,202,954,301.56	100.000
Ned C. Lautenbach
Affirmative	11,662,444,292.18	95.571
Withheld	540,510,009.38	4.429
TOTAL	12,202,954,301.56	100.000
Joseph Mauriello
Affirmative	11,675,031,038.16	95.674
Withheld	527,923,263.40	4.326
TOTAL	12,202,954,301.56	100.000
Cornelia M. Small
Affirmative	11,667,251,248.13	95.610
Withheld	535,703,053.43	4.390
TOTAL	12,202,954,301.56	100.000
William S. Stavropoulos
Affirmative	11,625,197,579.40	95.265
Withheld	577,756,722.16	4.735
TOTAL	12,202,954,301.56	100.000
David M. Thomas
Affirmative	11,678,121,052.04	95.699
Withheld	524,833,249.52	4.301
TOTAL	12,202,954,301.56	100.000
Michael E. Wiley
Affirmative	11,668,200,916.65	95.618
Withheld	534,753,384.91	4.382
TOTAL	12,202,954,301.56	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	9,287,010,671.33	76.105
Against	1,918,338,397.31	15.720
Abstain	604,518,107.25	4.954
Broker Non-Votes	393,087,125.67	3.221
TOTAL	12,202,954,301.56	100.000
A Denotes trust-wide proposal and voting results.